CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3, No. 333-88011, No. 333-52747, and No. 333-31292 of Wild Oats Markets, Inc. and the Registration Statements on Form S-8, No. 333-66347, No. 333-20539, and No. 333-64054 of Wild Oats Markets, Inc. pertaining to the Wild Oats Markets, Inc. Employee Stock Purchase Plan and Employee Equity Incentive Plans of our report dated November 17, 1999, with respect to the financial statements of Sun Harvest Farms, Inc. as of September 28, 1999, December 29, 1998 and December 30, 1997, and for the nine-month period ended September 28, 1999 and the fiscal years ended December 29, 1998, December 30, 1997 and December 31, 1996, included in the amended Annual Report (Form 10-K/A) dated August 10, 2001.

Ernst & Young LLP

San Antonio, Texas

August 10, 2001